Exhibit 99.3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of November 1, 2018, is made and entered into between the undersigned shareholder (“Shareholder”) of Trinity Capital Corporation, a New Mexico corporation (the “Company”), and Enterprise Financial Services Corp, a Delaware corporation (“Parent”).

WHEREAS, concurrently with the execution of this Agreement, the Company and Parent will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company with and into Parent;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce Parent and as additional consideration to Parent to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of the Company (“Company Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock acquired pursuant to Section 8 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.                                      Representations of Shareholder.  Shareholder represents and warrants to Parent that:

(a)                                 (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)                                 Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any restricted stock units or other rights to acquire any additional shares of Company Common Stock, or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “RSUs”).

(c)                                  Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(d)                                 None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e)                                  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance of his, her or its obligations hereunder.  No consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform his, her or its obligations under this Agreement.

3.                                      Agreement to Vote Shares.  Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company):

(a)                                 in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)                                 against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of the Company (including any amendments to the articles of incorporation or bylaws of the Company).

4.                                      Irrevocable Proxy.  Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3.  This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement.  Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares.  The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder.  The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.                                      No Solicitation of Transactions.  Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) solicit, initiate or take any other action to facilitate or knowingly encourage any Acquisition Transaction, (b) maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Acquisition Transaction or (c) agree or authorize any Person to do any of the foregoing.

6.                                      No Voting Trusts or Other Arrangement.  Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.  Shareholder and Parent intend that this Agreement not constitute a voting trust within the meaning of Section 53-11-34 NMSA 1978.

7.                                      Transfer and Encumbrance.  Subject to the following provisions in this Section 7, Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein.  Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void.  This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any Affiliated Fund provided that, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.  “Affiliated Fund” means any collective investment vehicle organized and managed by Castle Creek Capital or one of their Affiliates:  (a) for the purpose of investing in or parallel to

Shareholder, (b) as a successor fund to Shareholder that has substantially the same investment objective as Shareholder or (c) that exists as of the date hereof and that has substantially the same investment objective as Shareholder.  Further, this Section 7 shall not prohibit a surrender of Shares to the Company in connection with the vesting or settlement of RSUs to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

8.                                      Additional Shares.  Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including, without limitation, any Company Common Stock issued upon the exercise or conversion of any RSU, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.                                      Waiver of Appraisal and Dissenters’ Rights.  Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

10.                               Termination.  This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any modification, waiver or amendment of the Merger Agreement as in effect as of the date hereof that either (i) adversely affects the consideration payable to Shareholders of the Company pursuant thereto or (ii) otherwise materially adversely affects the Shareholder.

11.                               Shareholder Capacity.  Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of the Company or any of its subsidiaries.  Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

12.                               No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Parent shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

13.                               Specific Performance.  Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Parent will not have an adequate remedy at law or in damages.  Accordingly, Shareholder agrees that Parent shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent is entitled at law or in equity.  Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Parent seeking or obtaining such injunctive relief.

14.                               Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof.  This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto.  No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.                               Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to Parent:

Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105
Attn:  General Counsel
Email:  legaltracking@enterprisebank.com

With a copy to:

Holland & Knight, LLP
Cira Center
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Attn:  Paul J. Jaskot, Esq.
Email:  paul.jaskot@hklaw.com

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

16.                               Miscellaneous.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Delaware.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled.  Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)                                 If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)                                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Signatures delivered by electronic data file shall have the same effect as originals.

(f)                                   Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)                                  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)                                 The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company and Parent, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)                                     Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto except as set forth in Section 7.  Any assignment contrary to the provisions of this Section 16(i) shall be null and void.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTERPRISE FINANCIAL SERVICES CORP:

By
Name:
Title:

SHAREHOLDER:

NAME:	CASTLE CREEK CAPITAL PARTNERS VI, LP

By	/s/ Tony Scavuzzo
Name:	Tony Scavuzzo
Title:	Principal

Beneficially owned by Shareholder as of the date of this Agreement
Number of Shares:	1,151,475
Number of RSUs:	0

Shareholder’s Address:	6051 El Tordo

City/State/Zip Code:	Rancho Santa Fe, CA 92067
Fax: